Exhibit 10.1
SEPARATION, TRANSITION AND GENERAL RELEASE AGREEMENT
     This Separation, Transition and General Release Agreement (this “Separation Agreement”), is entered into this 31st day of July, 2007 (the “Effective Date”), by and between Stephen D. Milligan (“Milligan”) on the one hand, and Western Digital Corporation (“WDC”), on behalf of itself and all other corporations or other entities a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by WDC (each, a “WDC Subsidiary”), on the other hand. WDC and all WDC Subsidiaries are referred to collectively herein as “Western Digital.”
     WHEREAS, Milligan has been employed as Senior Vice President and Chief Financial Officer of WDC; and
     WHEREAS, Milligan and Western Digital have mutually agreed to terminate Milligan’s employment relationship with Western Digital upon the terms set forth herein.
     NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Milligan and Western Digital agree as follows:
     I. Separation. Milligan and Western Digital hereby agree that Milligan’s employment with Western Digital and his service as Senior Vice President and Chief Financial Officer of Western Digital, or in any other capacity for Western Digital, shall terminate no later than August 31, 2007 (the “Outside Termination Date”). Between the Effective Date and the Outside Termination Date, (i) Milligan may resign his employment with Western Digital, (ii) Western Digital may release Milligan from further duty without Cause as defined in Section 3.3 of the Western Digital Corporation Executive Severance Plan (the “Executive Severance Plan”), or (iii) Western Digital may terminate Milligan’s employment for Cause as defined in Section 3.3 of the Executive Severance Plan. The specific date on which Milligan’s employment is terminated under the provisions of this Section I shall be referred to herein as the “Separation Date.”
     II. Transition Services and Compensation.
     A. Transition Services. From and after the Effective Date through the Separation Date (the “Transition Period”), Milligan shall continue to perform his usual and customary duties as Senior Vice President and Chief Financial Officer and shall perform such other tasks and duties as requested by the Chief Executive Officer in order to transition the Chief Financial Officer role to Milligan’s successor (the “Transition Services”).
     B. Transition Services Compensation. During the Transition Period, Milligan shall (i) continue to receive the salary in effect as of the Effective Date, and (ii) be eligible for bonus compensation under the WDC Incentive Compensation Plan (the “ICP”) as set forth in Section III(B) below.

     C. Benefits. During the Transition Period, Milligan shall be eligible to receive employee health and welfare benefits accorded to employees generally and other executives in comparable pay grades. If, during the Transition Period, any such benefits are discontinued or adjustments are made to benefits of employees generally, then such discontinuation of or adjustments to benefits will apply equally to the benefits provided to Milligan hereunder.
     D. Vacation. Milligan will continue to accrue vacation during the Transition Period in accordance with Western Digital’s vacation accrual policies. All accrued and unused vacation earned prior to the Separation Date will be paid to Milligan on or before the Separation Date.
     III. Severance Benefits Upon Resignation. In the event that either (i) Milligan resigns from employment with Western Digital prior to the Outside Termination Date, or (ii) Milligan’s employment is terminated by Western Digital other than for Cause prior to the Outside Termination Date (as defined in the Executive Severance Plan), and provided that Milligan fully complies with all requirements under this Separation Agreement, Milligan shall be entitled to receive the benefits set forth below, in lieu of and not in addition to any benefits under any severance plan sponsored by Western Digital. Milligan understands and agrees that it is an express condition of the payment of any severance benefits under this Section III, that he execute, deliver, and not revoke a general release in the form attached hereto as Exhibit A.
     A. Severance Pay. Western Digital shall pay Milligan a lump sum payment of Nine Hundred Thousand Dollars and No Cents ($900,000.00), less standard withholding and authorized deductions. Such payment will be made within thirty (30) days after the Separation Date, provided that Milligan has signed, delivered and not revoked a general release in the form attached as Exhibit A.
     B. ICP Bonus. For the bonus cycle ending June 29, 2007, Milligan shall receive his full bonus under the ICP, at the level actually funded by Western Digital with respect to the ICP, but in no event shall such bonus be less than 100% of the performance target. This payment shall be made at the same time payments are made to peer employees under the ICP. In addition, Milligan shall receive a payment equal to a pro-rata portion of Milligan’s bonus opportunity under the ICP for the bonus cycle in which the Separation Date occurs, with such pro-rata portion based on the number of days in the applicable bonus cycle during which Milligan was employed and assuming 100% of the performance targets are met regardless of the actual funding by Western Digital. This payment shall be paid in one lump-sum payment within thirty (30) days after the Separation Date, provided that Milligan has signed, delivered and not revoked a general release in the form attached as Exhibit A.
     C. Options. During the Transition Period, Milligan’s stock options shall continue to vest in accordance with their terms and conditions. On the Separation Date, Milligan’s then outstanding stock options will vest and become exercisable as if Milligan had remained employed with Western Digital through February 29, 2008. Notwithstanding anything to the contrary herein, the exercisability of Milligan’s outstanding stock options shall continue to be governed by the stock incentive plan and stock option agreement applicable to such options.
     D. Restricted Stock. During the Transition Period, Milligan’s unvested shares of restricted stock shall continue to vest in accordance with their terms and conditions. On the Separation Date, Milligan’s then unvested shares of restricted stock will vest as if Milligan had remained employed with Western Digital through February 29, 2008.
     E. Benefit Continuation. Provided Milligan timely elects COBRA continuation of his medical, dental, and/or vision coverage existing as of the Separation Date, Western Digital shall pay to Milligan a lump sum payment equal to the applicable COBRA premium payments for such coverage for a period of eighteen (18) months, less standard withholding and authorized deductions.
     F. Executive Outplacement. Western Digital shall pay for Milligan to receive outplacement services provided by a vendor chosen by Western Digital for a period of up to twelve (12) months following the Separation Date, subject to a maximum cost to Western Digital of $15,000.
     IV. Additional Cash Severance. In the event that Milligan performs his usual and customary duties as Chief Financial Officer with respect to the filing of Western Digital’s Form 10-K with respect to the fiscal year ending June 29, 2007, does not resign prior to the Outside Termination Date, and is not terminated for Cause (as defined in the Executive Severance Plan) by Western Digital prior to the Outside Termination Date, Milligan, in lieu of and not in addition to any compensation and benefits under any severance plan sponsored by Western Digital, shall be entitled to receive, in addition to the benefits set forth in Section III(A)-(F) above, additional lump sum cash severance in the amount of $500,000, less standard withholding and authorized deductions. Such payment shall be made within thirty (30) days after the Separation Date, provided that Milligan has signed, delivered and not revoked a general release in the form attached as Exhibit A.
     V. Confidential Information.
     A. Confidential Material. Milligan, in the performance of Milligan’s services on behalf of Western Digital, has had access to, received and been entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed by Western Digital or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and was made available to Milligan in confidence. Milligan represents that he has held all such information confidential and will continue to do so.
     B. Use and Return of Confidential Material. Milligan shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential

Material except in the course and scope of his employment with Western Digital, unless such Confidential Material ceases (through no fault of Milligan’s) to be confidential because it has become part of the public domain or he is otherwise obligated to disclose such information by the lawful order of any competent jurisdiction. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the business of Western Digital which Milligan prepares, uses or encounters, shall be and remain the sole and exclusive property of Western Digital and shall be included in the Confidential Material. On or before the Separation Date, Milligan shall promptly deliver to Western Digital any and all of the Confidential Material, not previously delivered to Western Digital, which may be or at any previous time has been in Milligan’s possession or under Milligan’s control.
     C. Unfair Competition. Milligan hereby acknowledges that the sale or unauthorized use or disclosure of any of the Confidential Material by any means whatsoever shall constitute “Unfair Competition.” Milligan agrees that Milligan shall not engage in Unfair Competition at any time.
     VI. Proprietary Information. At all times in the future, Milligan shall remain bound by the provisions of that certain Employee Invention and Confidentiality Agreement (“Invention Agreement”) signed by Milligan on September 23, 2002, a copy of which is attached hereto as Exhibit B.
     VII. Return of Company Property. On or before the Separation Date, Milligan shall return all Western Digital property in his possession to Western Digital, including, but not limited, to any keys, computers, cell phones or personal data assistants. Milligan may transfer to his personal cellular telephone plan the cellular telephone number that he was assigned and has been using as a Western Digital employee.
     VIII. Non-Disparagement. Milligan agrees that he shall not (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, Western Digital, as well as its trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or (2) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of Western Digital. Nothing herein shall in any way prohibit Milligan from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Milligan.
     IX. Soliciting Employees. Milligan promises and agrees that he will not, during the Transition Period and for a period of one year following the Separation Date, directly or indirectly solicit any employee of Western Digital to work for any business, individual, partnership, firm, or corporation.

     X. Miscellaneous.
     A. Successors.
     1. This Separation Agreement is personal to Milligan and shall not, without the prior written consent of Western Digital, be assignable by Milligan.
     2. This Separation Agreement shall inure to the benefit of and be binding upon Western Digital and its respective successors and assigns and any such successor or assignee shall be deemed substituted for Western Digital under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of Western Digital or to which Western Digital assigns this Separation Agreement by operation of law or otherwise.
     B. Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
     C. Modification. This Separation Agreement may not be amended or modified other than by a written agreement executed by Milligan and the Chief Executive Officer of Western Digital.
     D. Complete Agreement. This Separation Agreement (including the attached exhibits and other agreements referenced in this Separation Agreement) constitutes and contains the entire agreement and final understanding concerning Milligan’s relationship with Western Digital and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Separation Agreement shall not be binding upon or enforceable against either party. This Separation Agreement constitutes an integrated agreement.
     E. Indemnification. During the Transition Period and after the Separation Date, Milligan’s rights and obligations with respect to indemnification shall continue to be governed by that certain Indemnity Agreement entered into as of January 29, 2004 by and between WDC and Milligan and that certain Indemnity Agreement entered into as of January 29, 2004 by and between Western Digital Technologies, Inc. and Milligan. Milligan’s rights to indemnification afforded by California Labor Code Section 2802, California Corporations Code Section 317 or any similar state or federal statute based upon services performed by Milligan for Western Digital shall also continue to apply during the Transition Period and after the Separation Date.
     F. Litigation and Investigation Assistance. Milligan agrees to cooperate in the defense of Western Digital against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during or prior to the term of Milligan’s employment with Western Digital. Furthermore, Milligan agrees to cooperate in the prosecution of any claims and lawsuits brought by Western Digital that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Milligan’s employment with Western Digital. During the Transition Period and after the Separation Date, except as requested by Western Digital or as required by law, Milligan shall not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving Western Digital or (ii) threatened or pending government investigation involving Western Digital. Western Digital shall reimburse Milligan for all reasonable out-of-pocket expenses incurred in providing assistance pursuant to this provision. In addition, to the extent Milligan provides assistance with respect to a litigation or other adversarial proceeding to which Milligan is not a named party, Western Digital shall pay Milligan a reasonable hourly fee to be determined by mutual agreement of the parties for time spent providing such assistance, with the exception of time spent providing testimony under oath. Milligan shall not receive any hourly compensation for assistance provided with respect to litigation or other adversarial proceeding to which Milligan is a named party.
     G. Severability. If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.
     H. Choice of Law. This Separation Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
     I. Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
     J. Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
     K. Advice of Counsel. In entering this Separation Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.
     L. Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.
     M. Headings. The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.
     N. Taxes. Except for amounts withheld by Western Digital, Milligan shall be solely responsible for any taxes due as a result of any payments or benefits provided by Western Digital pursuant to this Separation Agreement. Except for amounts withheld by Western Digital, Milligan will defend and indemnify Western Digital from and against any tax liability that it may have with respect to any such payment and against any and all losses or liabilities, including defense costs, arising out of Milligan’s failure to pay any taxes due with respect to any such payment or benefits.
I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.
     EXECUTED this 31st day of July 2007, at Orange County, California.

“Milligan”
/s/ Stephen D. Milligan
Stephen D. Milligan

     EXECUTED this 31st day of July 2007, at Orange County, California.

“Western Digital” Western Digital Corporation, on behalf of itself and all WDC Subsidiaries
/s/ Raymond M. Bukaty
By: Raymond M. Bukaty
Its: Senior Vice President, Administration, General Counsel and Secretary

EXHIBIT A
GENERAL RELEASE
     Release. In consideration of the severance benefits set forth in the foregoing Separation, Transition, and General Release Agreement (the “Separation Agreement”), and other good and valuable consideration, Stephen D. Milligan (“Milligan”) on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Western Digital Corporation and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them (hereinafter together and collectively referred to as the “Releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way connected with his service as an officer, employee or manager of any Releasee, his separation from his position as an officer, employee and/or manager, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided, however, that such release shall not apply to (i) any obligation created by or arising out of the Separation Agreement for which receipt or satisfaction has not been acknowledged, and (ii) any claim for defense or indemnity arising under (a) that certain Indemnity Agreement entered into as of January 29, 2004 by and between Western Digital Corporation and Milligan, (b) that certain Indemnity Agreement entered into as of January 29, 2004 by and between Western Digital Technologies, Inc. and Milligan, (c) California Labor Code Section 2802, (d) California Corporations Code Section 317, (e) Western Digital’s by-laws, or (f) any federal or state statute, law , regulation or provision that confers upon Milligan a right to defense or indemnification arising out of the services he performed for Western Digital or any of the Releasees.
     Waiver of Unknown Claims. It is a further condition of the consideration hereof and is the intention of Milligan in executing this instrument that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, Milligan hereby expressly waives any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and

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causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. SECTION 1542 provides:
     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Milligan acknowledges that he understands the significance and consequence of such release and such specific waiver of SECTION 1542.
     ADEA Waiver. Milligan expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release. Milligan further expressly acknowledges and agrees that:
     A. In return for this Release, he will receive consideration beyond that which he was already entitled to receive before executing this Release;
B. He is hereby advised in writing to consult with an attorney before signing this Release;
     C. He was given a copy of this Release on [___, 2007] and informed that he had twenty-one (21) days within which to consider this Release; and
     D. He was informed that he had seven (7) days following the date of execution of this Release in which to revoke this Release.
     Milligan expressly acknowledges and agrees that this Release will become null and void and he will not be entitled to any of the severance benefits set forth in the Separation Agreement if he elects to revoke this Release during the revocation period set forth above.
     No Transferred Claims. Milligan warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof and he shall defend, indemnify and hold Releasees, and each of them, harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

Dated: _____________________, 2007.

Stephen D. Milligan

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EXHIBIT B
Employee Invention and Confidentiality Agreement Executed By Stephen Milligan

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